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Exhibit 8.1

811 Main Street, Suite 3700 Houston, TX 77002 Tel: +1.713.546.5400 Fax: +1.713.546.5401 www.lw.com
FIRM / AFFILIATE OFFICES
August 9, 2012 USA Compression Partners, LP 100 Congress Avenue, Suite 450 Austin, Texas 78701 Re: USA Compression Partners, LP	Abu Dhabi Barcelona Beijing Boston Brussels Chicago Doha Dubai Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid Milan	Moscow Munich New Jersey New York Orange County Paris Riyadh Rome San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Ladies and Gentlemen:

        We have acted as counsel to USA Compression Partners, LP, a Delaware limited partnership (the "Partnership"), in connection with the proposed issuance of common units representing limited partner interests in the Partnership (the "Common Units"), to be issued pursuant to the Partnership's Distribution Reinvestment Plan (the "Plan"). The Common Units are included, and the Plan is set forth, in a registration statement on Form S-1 under the Securities Act of 1933, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") on April 4, 2012 (Registration No. 333-180551), (as amended, the "Registration Statement"). The term "Common Units" shall include any additional common units registered by the Partnership pursuant to Rule 462(b) under the Act in connection with the offering contemplated by the Registration Statement. No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issue of the Common Units.

        This opinion is based on various facts and assumptions, and is conditioned upon certain representations made by the Partnership as to factual matters through a certificate of an officer of the Partnership (the "Officer's Certificate"). In addition, this opinion is based upon the factual representations of the Partnership concerning its business, properties and governing documents as set forth in the Registration Statement to which this opinion is an exhibit and the Partnership's responses to our examinations and inquiries.

        In our capacity as counsel to the Partnership, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For the purpose of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or in the Officer's Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

        We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

        Based on the facts, assumptions and representations set forth herein and subject to the imitations set forth herein and in the Registration Statement and the Officer's Certificate, it is our opinion that the statements in the Registration Statement under the caption "Material Federal Income Tax Consequences," insofar as such statements purport to constitute summaries of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute the opinion of Latham & Watkins LLP as to the material U.S. federal income tax consequences of the matters described therein.

        No opinion is expressed as to any matter not discussed herein.

        This opinion is rendered to you as of the effective date of the Registration Statement, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Registration Statement and the Officer's Certificate, may affect the conclusions stated herein.

        This opinion is furnished to you, and is for your use in connection with the transactions set forth in the Registration Statement. This opinion may not be relied upon by you for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent. However, this opinion may be relied upon by you and by persons entitled to rely on it pursuant to applicable provisions of federal securities law, including purchasers of the Common Units in this offering.

        We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement under the heading "Material Federal Income Tax Consequences." We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) with respect to the Common Units. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ LATHAM & WATKINS LLP

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  Exhibit 8.1